Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of CNX Midstream Partners LP for the registration of 43,384,396 Common Units Representing Limited Partner Interests and to the incorporation by reference therein of our report dated February 7, 2018, with respect to the consolidated financial statements of CNX Midstream Partners LP (formerly CONE Midstream Partners LP) included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 8, 2018